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                                                                    EXHIBIT 99.2

                   WAIVER OF APPRAISAL RIGHTS BY STOCKHOLDERS

                             OF PADS SOFTWARE, INC.

      WHEREAS, the undersigned ("Stockholder") is a holder of non-voting common stock, par value $.01 per shares, of PADS Software, Inc. ("PADS" or the "Company), a Delaware corporation.

      WHEREAS, PADS has entered into the Agreement and Plan of Merger and Reorganization by and among Innoveda, Inc. ("Innoveda"), Innovative Software, Inc. ("Innovative"), and PADS, dated as of June 2, 2000 (the "Merger Agreement"), pursuant to which Innovative will merge with and into PADS (the "Merger").

      WHEREAS, Section 262 of the Delaware General Corporation Law ("Section 262") grants appraisal rights to Stockholders of PADS and provides that Stockholder may demand in writing that PADS pay the fair value for his or her shares.

      WHEREAS, Stockholder is in receipt of a copy of the consent solicitation statement/ prospectus relating to the Merger, dated as of August ___, 2000, and has had a reasonable opportunity to ask questions about the Merger of representatives of the Company and Innoveda.

      WHEREAS, in order to induce Innoveda and Innovative to consummate the Merger sooner than they would otherwise be required to do under the Merger Agreement, the undersigned Stockholder desires to waive his or her appraisal rights pursuant to Section 262.

      NOW, THEREBY, the undersigned Stockholder hereby waives his or her rights to demand an appraisal of his or her shares of capital stock pursuant to Section 262 in connection with the Merger and agrees not to demand the appraisal of such shares. The undersigned stockholder acknowledges (i) receipt of the consent solicitation statement/prospectus dated as of August ___, 2000 relating to, among other things, the Merger, PADS, PADS' prospects, Innoveda and the consideration Stockholder will receive as a result of the Merger, and which constitutes notice that appraisal rights under Section 262 are available for his or her shares of capital stock and includes a copy of Section 262 and (ii) that Innoveda and Innovative will rely on this waiver in deciding whether to consummate the Merger sooner than they would otherwise be required to do under the Merger Agreement.

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      IN WITNESS THEREOF, the undersigned has duly executed this Waiver as of the date set forth below:

-----------------------------           --------------------------------
Date:                                   Name:


                                        Number of Shares of Common Stock
                                        of PADS:


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